BRAC Global Automotive, Inc.
Balance Sheets
(Unaudited)

	September 30, 2014	June 30, 2014
Assets

Current assets:
Cash	$21,269	-
Intangible assets	1	1
Total assets	$21,270	1

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$8,809	10,864
Accounts payable - related party	5,000	-
Accrued officer payroll	173,750	-
Convertible related party debt	50,000	-

Total liabilities	237,559	10,864

Stockholders’ deficiency:
Series A preferred stock , $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Series B preferred stock, $0.0001 par value. 500,000 shares authorized; 12,000 shares issued and outstanding	1	1
Series C preferred stock, $0.0001 par value, 500,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value. 100,000,000 shares authorized; 10,000,000 shares and none issued and outstanding at September 30, 2014 and June 30, 2014, respectively	1,000	-
Accumulated deficit	(217,290)	(10,864)

Total stockholders’ deficiency	(216,289)	(10,863)

Total liabilities and stockholders’ deficiency	$21,270	1

See accompanying notes to unaudited financial statements.

BRAC Global Automotive, Inc.
Statements of Operations
(Unaudited)
Three months ended September 30, 2014

Revenue	$-

General and administrative expenses	(206,430)
Operating loss	(206,430)

Interest income	4

Net loss	$(206,426)

Basic and diluted loss per share	$(0.03)

Weighted average number of common shares outstanding Basic and diluted	6,739,130

See accompanying notes to unaudited financial statements

BRAC Global Automotive, Inc.
Statements of Cash Flows
(Unaudited)

Three months ended September 30, 2014

Cash flows from operating activities:
Net loss	$(206,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	176,695
Net cash used in operating activities	(29,731)

Cash flows from financing activities:
Proceeds from convertible related party debt	50,000
Proceed from the issuance of common stock	1,000
Net cash provided by financing activities	51,000

Net increase in cash	21,269

Cash at beginning of period	-

Cash at end of period	$21,269

See accompanying notes to unaudited financial statements.

BRAC Global Automotive, Inc.

Notes to Financial Statements
(Unaudited)

1)	Organization and Summary of Significant Accounting Policies

The accompanying unaudited interim financial statements of BRAC Global Automotive, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Financial Statements filed with the SEC on Form 10. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form 10, have been omitted.

2)	Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a net loss of $206,426 for the three months ended September 30, 2104 and has completed only the preliminary stage of its business plan.  The Company anticipates incurring additional losses before realizing any revenues and will depend on additional financing in order to meet the Company’s continuing obligations and ultimately, to attain profitability.  These reasons raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates financing operating costs over the next twelve months with loans and/or private placements of its common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

3)	Common Stock

The Company sold 1,000,000 units of common stock at a purchase price of $0.001 per unit. Each unit consist of 10 shares of common stock of the Company, par value $0.0001 and 1 warrant to purchase common stock at a purchase price of $5.00 per share for three years.  The Company issued 10,000,000 common shares for proceeds of $1,000 and granted 1,000,000 warrants with the above terms.

4)	Related Party Transactions

The Company entered into a License and Access Agreement on July 9, 2014 in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company’s Hercules CNG business operation. The Company agreed to pay SenTen, Inc. $2,500 per month earlier of from August 1, 2014 through January 31, 2015, or BRAC receipt of its initial funding, for access the warehouse and facility occupied by SenTen, Inc., in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company's Hercules CNG business operation. Total amount due as of September 30, 2014 is $5,000.

BRAC Global Automotive, Inc.

Notes to Financial Statements
(Unaudited)

5)	Commitments

Pursuant to the License Agreement entered into as of June 30, 2014, for the exclusive right to use certain Vehicle Distribution Assets for a term of 10 years, the Company agreed to pay the third party an annual fee of 1,000 share of Series B Preferred Stock of the Company, as well as a quarterly license fee of 0.02% of the Company’s gross revenue. Pursuant to the License Agreement, the Company is also responsible for upkeep and maintenance of the operating system at its own cost and expense. Pursuant to this agreement, the Company has also issued 1,000 shares of Series B Preferred Stock to acquire an option to obtain the Vehicle Distribution Assets for an amount agreed upon during the term of the agreement.

6)	Convertible related party debt

On July 9, 2014, the Company issued a 5% convertible debenture in the amount of $50,000 to SenTen, Inc. This debenture bears an interest rate of 5% per annum with the maturity date of July 9, 2016. SenTen, Inc. has the right to convert any unpaid balance into shares of Preferred Series B Stock of the Company at the price of $10 per share. The Company evaluated the convertible note under accounting for derivatives and noted that the note did not qualify. In addition, the Company evaluated the note for a beneficial conversion feature and concluded that the note did not qualify.

7)	Related Party Accrued Expenses

The Company incurred related party Accrued Expenses in the amount of $173,750 in accrued salaries for Ben Rainwater and Agnes Cha Han, the Founders of the Company. On July 1, 2014, the Company entered into an employment agreement with Ben Rainwater, the President & CEO of the Company for a period of five (5) years with an annual base salary of $395,000 for the first year, $427,000 for the second year, $461,000 for the third year, $498,000 for the fourth year, and $537,000 for the fifth year of his employment. Mr. Rainwater is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives. On July 1, 2014, the Company entered into an employment agreement with Agnes Cha Han, the SVP and General Counsel of the Company for a period of five (5) years with an annual base salary of $300,000 for the first year, $324,000 for the second year, $350,000 for the third year, $378,000 for the fourth year, and $408,000 for the fifth year of her employment. Agnes Cha Han is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives.

8)	Subsequent Events

On or about October 6, 2014, the Company sold 5,000 units of common stock at a purchase price of $0.001 per unit. Each unit consist of ten (10) shares of common stock of the Company, par value $0.0001 and 1 warrant to purchase common stock at a purchase price of $5.00 per share for three years.